Exhibit 10.2

CONSENT AND AMENDMENT TO LOAN AGREEMENT AND LOAN DOCUMENTS

This CONSENT AND AMENDMENT TO LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”) is made this 7th day of April, 2020 by and among MidCap Business Credit LLC, a Texas limited liability company, the secured party hereunder (hereinafter called “Lender”), BLONDER TONGUE LABORATORIES, INC., a Delaware corporation (together with its successors and permitted assigns, “Borrower”), R. L. DRAKE HOLDINGS, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Drake”), and BLONDER TONGUE FAR EAST, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Far East”). Each of Borrower, Drake and Far East are individually referred to herein as a “Loan Party” and individually, collectively, jointly and severally, the “Loan Parties”.

WHEREAS, the Loan Parties and Lender have entered that Loan and Security Agreement (All Assets) dated as of October 25, 2019 (as amended, the “Loan Agreement”).

WHEREAS, Borrower has requested that the Loan Agreement be amended to, among other things, modify the availability block as described therein, and Lender is willing to make such modifications to the Loan Agreement, subject to the terms and conditions set forth herein.

WHEREAS, Borrower has also requested Lender’s consent to certain subordinated debt transactions as described here, and Lender is willing to provide such consent, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Loan Parties and Lender from a continuing relationship under the Loan Agreement and Loan Documents and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2. Consent. Borrower desires to obtain secured subordinated convertible indebtedness of up to $1,500,000 (such proposed transaction, the “Transaction”) will be consummated by the execution of (i) that certain Senior Subordinated Convertible Loan and Security Agreement (as amended or modified from time to time in accordance with the Loan Agreement, the “Subordinated LSA”) and (ii) certain other agreements and documents to be delivered in connection therewith (such documents, including all documents, instruments and agreements ancillary thereto, the “Transaction Documents”). As used hereinafter, the term “Subordinated Debt Initial Funding Date” means the date on which Lender shall have received:

(a) copies of the Transaction Documents, duly executed and delivered by each of the parties thereto, which Transaction Documents (i) shall be acceptable to Lender in its discretion, and (ii) shall contain a commitment by the subordinated lenders party thereto to provide subordinated loans to the Borrower in a principal amount of at least $500,000;

(b) a subordination agreement with respect to the Transaction acceptable to Lender in its discretion, properly executed and delivered by the parties thereto; and

(c) evidence of Borrower’s receipt of a principal amount of at least $500,000 of subordinated indebtedness pursuant to the Subordinated LSA.

Without the consent of Lender, the consummation of the Transaction would be prohibited under the terms and conditions of the Loan Agreement. Subject to the terms and conditions hereof, including the execution of a subordination agreement by the requisite parties in favor of Lender in form and substance satisfactory to Lender, Lender hereby consent to the consummation of the Transaction and the execution and delivery of the Transaction Documents. Without limiting the generality of the foregoing, upon the satisfaction of the conditions hereof, Lender hereby agrees that the Transaction and the Transaction Documents will not violate any provision of the Loan Agreement or any of the other Loan Documents or otherwise result in an Event of Default (as defined in the Loan Agreement) thereunder. This consent is limited to the Transaction described above and is not, nor shall it be construed as, consent to any other transactions, including any that would constitute an Event of Default under the Loan Agreement or Loan Documents.

3. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) Section 5(a). Effective upon the Subordinated Debt Initial Funding Date, Section 5(a) is hereby amended to delete the third sentence thereof and replace it with the following:

“Borrower agrees that the aggregate unpaid principal of all Revolving Loans outstanding at any one time shall not exceed the lesser of (I) the Credit Limit, and (II) the Borrowing Base (as defined below) less, so long as Section 15(n) is still in effect, the Availability Block.”

(b) Section 13(a)(xiv). As of the date hereof, Section 13(a)(xiv) is hereby restated in its entirety as follows:

(xiv) within thirty (30) days after the end of each fiscal quarter, a schedule of indebtedness of the Loan Parties outstanding as of such fiscal quarter end, in a form consistent with Schedule “D”;

(c) Section 15(c). Effective on the Subordinated Debt Initial Funding Date, Section 15(c) is hereby amended to replace the “and” before clause (xiv) with a “,” and add the following after the end of such clause (xiv) of such section prior to the end of the sentence:

and (xv) Liens securing the Subordinated Debt so long as such Liens have been subordinated to the Liens of Lender on terms and conditions satisfactory to Lender.

(d) Section 15(g). As of the date hereof, Section 15(g) is hereby restated in its entirety as follows:

(g) (Indebtedness) issue evidence of indebtedness or suffer to exist indebtedness in addition to indebtedness to Lender except (i) indebtedness or liabilities of a Loan Party other than for money borrowed, incurred or arising in the ordinary course of business, (ii) indebtedness of a Loan Party for money borrowed which has been subordinated on terms and conditions satisfactory to Lender, (iii) indebtedness relating to Liens permitted under Section 15(c)(iii), or (iv) unsecured indebtedness of Borrower for money borrowed pursuant to and in compliance with the Paycheck Protection Program that is 100% guaranteed by the U.S. Small Business Administration in accordance with such program in an aggregate principal amount not to exceed $2,000,000 or such higher amount as approved in writing by Lender in its sole discretion;

(e) Section 15(m). Effective upon the Subordinated Debt Initial Funding Date, Section 15(m) is hereby restated in its entirety as follows:

(m) (Subordinated Debt Payments; Amendments of Certain Agreements)

(i) make any principal or interest repayments with respect to the debts of a Loan Party other than (I) those to Lender, (II) to the extent not forgiven in accordance with the CARES Act and so long as no Event of Default has occurred and is continuing or will occur as a result or immediately following such payment, regularly scheduled payments, but not prepayments, of interest and principal in respect of indebtedness permitted under Section 15(g)(iv), (III) those debts which are subordinated to the right of payment to the Obligations of Lender on terms and conditions reasonably satisfactory to Lender, or (IV) payments relating to down/out streaming of cash to Affiliates of Borrower, provided that any such payments made under (III) or (IV) may only be made so long as (w) no Event of Default has occurred and is continuing or will occur as a result or immediately following such payment, (x) Excess Availability is no less than $800,000 prior to and immediately following any such payment, (y) the Loan Parties shall not have made any Distributions during the period commencing on the closing date of the First Amendment and ending on the six (6) month anniversary of the closing date of the First Amendment, and (z) such payments are expressly permitted in accordance with the applicable subordination agreement; or

(ii) amend or modify any Subordinated Debt Documents or any other agreement, instrument or document evidencing or relating to any such subordinated indebtedness, including the Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof.

(f) Section 15(n). Effective upon the Subordinated Debt Initial Funding Date, Section 15(n) is hereby restated in its entirety as follows:

(n) (Minimum Excess Availability) permit, allow, or otherwise not maintain Excess Availability in an amount equal to the Availability Block currently in effect for the applicable period, or more.

(g) Section 15(q). As of the date hereof, a new Section 15(q) is hereby added to the Loan Agreement immediately following Section 15(p), as follows:

(q) (Minimum EBITDA). Borrower’s EBITDA shall not be less than the minimum EBITDA as set forth in the chart below, for the corresponding “Time Period” set forth in the chart below, to be tested as of the “Test Date” set forth in the chart below; provided, that such Minimum EBITDA covenant shall not be tested until the occurrence, if any, of a Minimum EBITDA Covenant Trigger Event, and after the occurrence, if any, of a Minimum EBITDA Covenant Trigger Event, (x) such Minimum EBITDA covenant shall be tested (i) as of the Test Date applicable to the calendar month during which the Minimum EBITDA Covenant Trigger Event occurred, and (ii) as of each Test Date and for each Time Period thereafter as set forth below, and (y) on each such Test Date referred to in clause (x) of this sentence, Borrower shall provide Lender with a duly executed Compliance Certificate with evidence to Lender’s satisfaction showing that Borrower is in compliance with the applicable Minimum EBITDA covenant requirement:

Test Date	Minimum EBITDA	Time Period
June 30, 2020	$(650,000)	Trailing three-month period then ended
July 31, 2020	$(600,000)	Trailing three-month period then ended
August 31, 2020	$(475,000)	Trailing three-month period then ended
September 30, 2020	$(300,000)	Trailing three-month period then ended
October 31, 2020	$(150,000)	Trailing three-month period then ended
November 30, 2020	$(50,000)	Trailing three-month period then ended
December 31, 2020	0	Trailing three-month period then ended
January 31, 2021	$30,000	Trailing three-month period then ended
February 28, 2021	$60,000	Trailing three-month period then ended
March 31, 2021	$90,000	Trailing three-month period then ended
April 30, 2021	$125,000	Trailing three-month period then ended
May 31, 2021	$150,000	Trailing three-month period then ended
June 30, 2021 and the last day of each month thereafter	$200,000	Trailing three-month period then ended

(h) Section 22(p).

(i) As of the date hereof, Section 22(p) is hereby amended to add the following definitions in the proper alphabetical location in such section:

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (H.R. 748).

“Earnings Before Taxes” means pretax earnings of Borrower, excluding extraordinary gains, extraordinary losses, and minority interests.

“EBITDA” means for any period, the sum of (i) Earnings Before Taxes, plus (ii) Interest Expense, plus (iii) depreciation, depletion, and amortization of tangible and intangible assets, computed and calculated in accordance with GAAP, plus (iv) the Permitted EBITDA Add-Back Amount.

“First Amendment” means that certain Consent and Amendment to Loan Agreement and Loan Documents dated as of April 7, 2020 which amended this Agreement.

“Minimum EBITDA Covenant Trigger Event” means the failure of the Loan Parties to maintain Excess Availability in an amount equal to $400,000 or more for any three (3) Business Days in any calendar month (whether such failure occurs on three (3) consecutive Business Days or not).

“Paycheck Protection Program” means the Paycheck Protection Program established under Section 1102 of the CARES Act.

“Permitted EBITDA Add-Back Amount” means, for any period, an amount equal to the sum of: (i) the aggregate amount of any non-cash intangible asset impairment expenses incurred by Borrower during such period to the extent recognized in accordance with GAAP and in an aggregate amount not exceeding $2,800,000 during the term of this Agreement plus (ii) the aggregate amount of any non-cash expenses incurred by Borrower in connection with the termination of any pension plan in accordance with resolutions adopted by such Person’s board of directors, to the extent that such expense reduces Borrower’s consolidated net income (loss), plus (iii) the amount of any non-cash inventory reserve established by Borrower, as set forth in Borrower’s financial statements from time to time during such period, in an amount not exceeding $1,000,000 for any twelve-month period and only to the extent such reserve(s) reduce Borrower’s consolidated net income (loss), plus (iv) the amount of any non-cash equity-based compensation and other remuneration expenses of Borrower during such period, plus (v) fees, costs and expenses (including, without limitation attorneys’ fees) incurred by Borrower during such period in connection with the preparation, negotiation and closing of the transactions contemplated by this Agreement and the transactions contemplated by the Subordinated Debt Documents, plus (vi) one-time restructuring charges (including severance payments) incurred by Borrower that are associated with the implementation of cost reduction programs from June 30, 2019 through Fiscal Year 2020, so long as incurred on or prior to March 31, 2021 and in an aggregate amount not exceeding $600,000, plus (vii) the amount of any non-cash derivatives liability of Borrower incurred in connection with embedded components of convertible instruments accounted for in accordance with Topic 815, but only to the extent such amounts reduce Borrower’s consolidated net income (loss).

(ii) Effective as of the Subordinated Debt Initial Funding Date, Section 22(p) is hereby amended to add the following definitions in the proper alphabetical location in such section:

“Availability Block” means (i) as of the date of the First Amendment through May 31, 2020, an amount equal to $0, (ii) as of June 1, 2020, an amount equal to $6,666.66, and continuing on the first Business Day of each succeeding month thereafter, such amount shall increase by $6,666.66 per such applicable date until such amount reaches $400,000, and (iii) at all times thereafter, an amount equal to $400,000.

“Subordinated Debt” means all obligations of the Loan Parties in respect of the Subordinated Debt Documents.

“Subordinated Debt Documents” means that certain Senior Subordinated Convertible Loan and Security Agreement referenced in the First Amendment, and the other “Loan Documents” as that term is defined in such loan and security agreement, each as amended or modified from time to time in accordance herewith and the applicable subordination agreement.

(i) Exhibits. The Form of Compliance Certificate attached as Exhibit 3 to the Loan Agreement is hereby replaced in its entirety with Exhibit 1 attached hereto.

4. Post Closing Requirements. Reference is hereby made to that certain Post Closing Conditions Letter dated October 25, 2019 (the “PC Letter”). Effective as of January 31, 2020, item 2 on the Exhibit A to the PC Letter is hereby restated in its entirety as follows:

“2. Borrower shall deliver to Lender an endorsement to its credit insurance policy number 5114974 issued by Euler Hermes North America Insurance Company, which such endorsement shall be consistent with that certain Policy Beneficiary Form executed by Lender and Borrower as of April 1, 2020 and otherwise in form and substance satisfactory to Lender.

Timing: On or before April 30, 2020.”

Notwithstanding anything to the contrary contained in the Loan Documents, the Loan Parties each agree the failure to comply with this Section 4 shall constitute an Event of Default under the Loan Agreement.

5. Paycheck Protection Program Loan. Notwithstanding anything to the contrary in the Loan Agreement or Loan Documents, with respect to money borrowed by Borrower pursuant to the Paycheck Protection Program and permitted under Section 15(g)(iv) of the Loan Agreement (as amended by this Amendment) (the “PPP Loan”), the parties hereto agree as follow:

(a)	The Loan Parties shall deposit the proceeds of the PPP Loan into Borrower’s deposit account number 582119803 at JPMorgan Chase Bank, N.A (the “PPP Loan Account”), which account shall at all times remain subject to that certain Blocked Account Control Agreement dated as of January 13, 2020 by and among Borrower, Lender and JPMorgan Chase Bank, N.A. (the “DACA”) or the Replacement DACA (as defined below);

(b)	Lender shall use commercially reasonable efforts to enter into a new four party deposit account control agreement with Borrower, JPMorgan Chase Bank, N.A. and Junior Agent (as defined in the Subordinated Debt Documents) with respect to the PPP Loan Account on substantially the same terms as the DACA and otherwise acceptable to Lender (a “Replacement DACA”), which Replacement DACA shall replace the DACA and provide for Lender to act as control agent until the Obligations have been paid in full or Lender’s earlier termination of its Lien on the PPP Loan Account, at which time Junior Agent shall succeed as control agent;

(c)	The Loan Parties shall use the proceeds of the PPP Loan in compliance with the provisions of the CARES Act; and

(d)	Lender will not exercise its remedies under the DACA to withdraw or otherwise direct the disposition of funds in the PPP Loan Account unless and until the Obligations have been accelerated in accordance with the Loan Agreement.

6. Amendment Fee. Borrower agrees to pay Lender as of the date hereof a fully earned, non-refundable fee in the amount of $10,000 in consideration of the execution by Lender of this Amendment (“Amendment Fee”).

7. Conditions to Closing. The willingness of Lender to enter into this Amendment shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(a)	This Amendment properly executed and delivered.

(b)	Payment by Borrower of the Amendment Fee, and any and all outstanding reasonable out-of-pocket fees and expenses relating to the Loan Agreement and/or this Amendment incurred by Lender, including, without limitation, attorney’s fees and expenses.

(c)	Such other documents, instruments and agreements as Lender in its sole discretion may require.

8. Representations and Warranties. Each Loan Party represents and warrants to Lender that such Loan Party has the full power and authority to execute, deliver and perform its obligations under, this Amendment and the execution and delivery of this Amendment have been duly authorized by all necessary action of the stockholders, directors, members and managers, as applicable, of such Loan Party.

9. Release and Confirmation. Each Loan Party hereby (i) reaffirms that it remains indebted to Lender without defense, counterclaim or offset and, assuming effectiveness of this Amendment, no default or Event of Default has occurred or exists under the Loan Documents, (ii) restates, and reaffirms, all of its covenants, representations and warranties set forth in the Loan Documents to the same extent as if fully set forth herein and each Loan Party hereby certifies that after giving effect to this Amendment, all such covenants, representations and warranties are true and accurate as of the date hereof and (iii) acknowledges and warrants that it does not have any claims, actions or causes of action whatsoever in law or in equity against Lender, its’ officers, directors, employees, agents, successors, subsidiaries, related companies or attorneys (for the purpose of this paragraph, collectively referred to herein as the “Lenders”) or any of them, in connection with or related to or arising from any and all transactions with Lenders, whether known or unknown, including, but not limited to, the loans, through the date of this Amendment, and each Loan Party for good and valuable consideration hereby waives, remises, releases and discharges any and all rights with respect to such claims, additions or causes of action, if any.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

11. References. Upon and after the date of this Amendment all references to the Loan Agreement in the Loan Documents, or in any related document, shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Loan Agreement, and, except as specifically provided in this Amendment, the Loan Agreement shall remain in full force and effect in accordance with the respective terms thereof.

12. Loan Documents Ratified. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its conflicts of law rules. All parts of the Loan Agreement and the other Loan Documents, not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Loan Documents shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail.

13. Costs and Expenses. Each Loan Party hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, each Loan Party specifically agrees to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Loan Party hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by the Loan Party, make a loan to Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the day and year first above written.

BORROWER:

BLONDER TONGUE LABORATORIES, INC.

By:
Name:	Eric Skolnik
Title:	Senior Vice President and Chief Financial Officer

OTHER LOAN PARTIES:

BLONDER TONGUE FAR EAST, LLC

By:
Name:	Eric Skolnik
Title:	Senior Vice President and Chief Financial Officer

R. L. DRAKE HOLDINGS, LLC

By:
Name:	Eric Skolnik
Title:	Senior Vice President and Chief Financial Officer

LENDER:

MIDCAP BUSINESS CREDIT LLC

By:
Name:	Steven A. Samson
Title:	President

[Consent and Amendment to Loan Agreement and Loan Documents]

EXHIBIT 1 CONSENT AND AMENDMENT TO LOAN AGREEMENT AND LOAN DOCUMENTS

EXHIBIT 3

MIDCAP BUSINESS CREDIT LLC

FORM OF COMPLIANCE CERTIFICATE

To:	MidCap Business Credit LLC
433 South Main Street
West Hartford, Connecticut 06110
Attn: Steven A. Samson, President
Telecopier: (800) 217-0500
E-mail: ssamson@midcap.com

Please refer to the Loan and Security Agreement (All Assets) dated as of October 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, (the “Loan Agreement”), among BLONDER TONGUE LABORATORIES, INC., other loan parties, and MIDCAP BUSINESS CREDIT LLC. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

I.	Reports. Enclosed herewith is a copy of the [annual/ monthly] report of Borrower as at _____________, ____ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.	Events of Default. Borrower further certifies to you that no Event of Default has occurred and is continuing.

III.	Financial Tests. Borrower hereby certifies and warrants to you that attached hereto as Schedule 1 is a true and correct computation as at the Computation Date of the applicable ratios and/or financial restrictions and/or financial calculations contained in the Loan Agreement.

 Borrower has caused this Certificate to be executed and delivered by its chief financial officer on _________, ____.

BLONDER TONGUE LABORATORIES, INC.

By:
Name:
Title:

SCHEDULE 1 – COMPLIANCE CERTIFICATE

Computation Date: [_____________]

A.	Section 15(n) – Excess Availability (for the Computation Period, without duplication):

1.	Borrowing Base	$________

2.	Principal balance of the Revolving Note	$________

3.	Amount required to satisfy all past due obligations of Borrower (including book overdrafts and delinquent payroll taxes), and repay accounts payable to within the stated invoice terms.	$________

4.	Excess Availability (A.1 minus A.2 minus A.3)	$________

5.	Minimum Required	*$________

*	[proper figure to be inserted as applicable at such time in accordance with Section 15(n)]

B.	**Section 15(q) - Minimum EBITDA (for the Computation Period, without duplication):

1.	Earnings Before Taxes	$________

2.	Interest Expense	$________

3.	depreciation, depletion and amortization	$________

4.	Permitted EBITDA Add-Back Amount	$________

5.	EBITDA (sum of A.1 through A.4)	$________

6.	Minimum Required	*$________

*	[proper figure to be inserted as applicable at such time in accordance with Section 15(q)]

**	To be tested for the period during which a Minimum EBITDA Covenant Trigger Event occurs, if any, and for each computation period thereafter as set forth in Section 15(q).